23



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement 333-82579 of Oppenheimer Senior Floating Rate Fund of our report dated August 26, 1999 appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Auditors" in such Statement of Additional Information.





DELOITTE & TOUCHE LLP

Denver, Colorado
August 26, 1999